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                                                                    Exhibit 24.2

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Daniel L. Wessels and Brian S. Belanger his true and lawful attorney-in-fact and agents with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the
Schedule 13D dated November 21, 2003 and to the Joint Filing Agreement attached as an exhibit thereto, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, The NASDAQ National Market and the Issuer, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to accomplish the foregoing, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Date: December 24, 2003.


/s/ Dennis C. Zensen
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Dennis C. Zensen